JOINT VENTURE AGREEMENT

                                     AMONG:

                              TRIPLE 7 ENERGY INC.,

                       WEST PEAK VENTURES OF CANADA LTD.,

                               DR. MICHAEL RANGER

                   (collectively the "TRIPLE 7 JOINT VENTURE")

                                     - and -

                   TOWNSHIP PETROLEUM CORPORATION ("Township")

                    CANWEST PETROLEUM CORPORATION ("CanWest")

                            Dated as of June 1, 2005

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                               TABLE OF CONTENTS
                                                                          Page
ARTICLE 1             INTERPRETATION........................................1

         1.1      Definitions...............................................1

         1.2      Schedules.................................................5

         1.3      Headings..................................................5

         1.4      Currency..................................................5

ARTICLE 2             FORMATION OF THE JOINT VENTURE........................5

         2.1      Formation.................................................5

         2.2      Maintenance of Documents of Title.........................6

         2.3      Representations and Warranties............................6

ARTICLE 3             PURPOSE OF THE JOINT VENTURE..........................7

         3.1      Purpose of Joint Venture..................................7

ARTICLE 4             BIDDING ON POSTED LANDS...............................8

         4.1      Inclusion in Alberta Crown Sale...........................8

         4.2      Bid Recommendation........................................8

         4.3      Bid Determination.........................................8

         4.4      Engagement of Pioneer.....................................8

         4.5      Payment of Crown Rental and Pioneer Fees..................8

         4.6      Return of Unused Initial Funding..........................8

         4.7      Land held in Trust........................................8

ARTICLE 5             OWNERSHIP OF ACQUIRED LANDS...........................9

         5.1      Ownership.................................................9

         5.2      Issuance of Shares........................................9

         5.3      Ongoing Fees..............................................9

         5.4      Registration and Piggy Back Rights........................9

         5.5      Anniversary Date Payments.................................9

         5.6      Allocation of Payments...................................10

         5.7      Annual Reports...........................................10

         5.8      Access to Data...........................................10

ARTICLE 6             GRANT OF ROYALTY.....................................10

         6.1      Grant of Royalty.........................................10

ARTICLE 7             COMMERCIAL PROJECT...................................11

         7.1      Independent Engineering Study............................11

         7.2      Commercial Projects......................................11

                               TABLE OF CONTENTS
                                  (continued)
                                                                          Page
         7.3      Commercial Payments......................................11

         7.4      Equal Payments...........................................11

ARTICLE 8             AREA OF EXCLUSION....................................11

         8.1      Acquisition..............................................11

         8.2      Acquisition Notice.......................................12

         8.3      Surrender of Area of Exclusion Lands.....................12

ARTICLE 9             FORCE MAJEURE........................................12

         9.1      Effect of Force Majeure..................................12

ARTICLE 10            DISPUTE RESOLUTION...................................13

         10.1     Definitions..............................................13

         10.2     Disputes Initially Referred To Mediation.................13

         10.3     Arbitration Proceedings..................................13

         10.4     Rules....................................................13

         10.5     Location of and Representation at Mediation and
                  Arbitration..............................................14

         10.6     Interim Relief...........................................14

ARTICLE 11            DISPOSITION OF INTERESTS.............................14

         11.1     No Transfers.............................................14

         11.2     Recognition Upon Assignment..............................14

         11.3     Effect of Assignment.....................................14

ARTICLE 12            TERM.................................................15

         12.1     Term.....................................................15

ARTICLE 13            CONFIDENTIALITY......................................15

         13.1     Confidential Information.................................15

         13.2     Public Disclosure........................................16

         13.3     Press Releases...........................................16

         13.4     Other Agreements.........................................17

ARTICLE 14            DEFAULT AND REMEDIES.................................17

         14.1     Default..................................................17

         14.2     Remedies.................................................17

                               TABLE OF CONTENTS
                                  (continued)

                                                                          Page
ARTICLE 15            GENERAL PROVISIONS...................................18

         15.1     Notices..................................................18

         15.2     Entire Agreement.........................................19

         15.3     Waiver...................................................19

         15.4     Severability.............................................19

         15.5     Governing Law............................................19

         15.6     No Partnership...........................................19

         15.7     Further Assurances.......................................20

         15.8     Successors and Assigns...................................20

Schedule "A" -       Royalty Procedure

                             JOINT VENTURE AGREEMENT

      THIS JOINT VENTURE AGREEMENT entered into as of the 1st day of June, 2005.

AMONG:

            TRIPLE 7 ENERGY INC. ("Triple 7"), WEST PEAK VENTURES OF CANADA LTD. ("West Peak"), and DR. MICHAEL RANGER ("Ranger") (collectively the "Triple 7 Joint Venture")

                                                               OF THE FIRST PART

                                     - and -

            TOWNSHIP PETROLEUM CORPORATION, a corporation, organized under the laws of the Province of Alberta (hereinafter referred to as "Township"), and

            CANWEST PETROLEUM CORPORATION ("CanWest"), a corporation organized under the laws of the State of Colorado,

                                                              OF THE SECOND PART

      WHEREAS the Triple 7 Joint Venture, Township and CanWest wish to enter into a joint venture to, among other things, acquire, develop and produce oil sands deposits located in the Athabasca Oil Sands region of Alberta.

      NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Definitions

In this Agreement, the expressions following shall have the following meanings:

      "Acceptance Period" has the meaning ascribed to that term in Article 10 hereof.

      "Acquired Lands" means those parcels of Posted Lands purchased by Township at the Alberta Crown Sale, any Area of Exclusion Lands or any other Oil Sands Interests which Township acquires pursuant to the terms of this Agreement.

      "Agreement", "this Agreement", "herein", "hereof", "hereunder" mean or refer to this Agreement and any amendments thereto.

      "Alberta Crown Sale" means the August 24, 2005 Alberta Crown sale of petroleum and natural gas rights at which the Posted Lands are to be included.

      "Anniversary Date" means August 31, 2006 and each August 31 thereafter until the termination or expiration of this Agreement.

      "Area of Exclusion Lands" has the meaning ascribed that term in Article 8 hereof.

      "Business Day" means any day other than a Saturday, Sunday or statutory holiday in the Province of Alberta.

      "Commercial Payment" means a payment which Township shall pay to the Triple 7 Joint Venture at the time which it elects to commence construction of a commercial project on a parcel of the Acquired lands, which payment shall be $6,000,000 CDN.

      "Crude Bitumen" means a naturally occurring viscous mixture, mainly of hydrocarbons heavier than pentane, that may contain sulphur compounds and that, in its naturally occurring viscous state, will not flow to a well;

      "Day" means a period commencing at 8:00 a.m. on any calendar day and ending at 8:00 a.m. on the immediately next succeeding calendar day or such other time as may be set by the Management Committee.

      "Defaulting Party" has the meaning ascribed to that term in Article 14.

      "Documents of Title" means the documents by virtue of which Township is entitled to drill for, win, take or remove Oil Sands Products and all renewals or extensions thereof or further documents of title issued pursuant thereto.

      "Effective Date" means the date of execution of this Agreement.

      "Event of Default" has the meaning ascribed to that term in Article 14.

      "Event of Insolvency" means, with respect to a Party:

            (a) a court having jurisdiction has entered a decree or order adjudging that Party bankrupt or insolvent under applicable bankruptcy or insolvency laws;

            (b) bankruptcy, insolvency or receivership proceedings shall have been instituted against that Party with its consent, or without its consent and such proceedings have not been discharged within thirty (30) Days;

            (c) that Party shall apply for or consent to the appointment of a receiver, a trustee in bankruptcy or a liquidator, of itself or of all or a substantial part of its assets;

            (d) proceedings under the Companies Creditors Arrangement Act (Canada) or any equivalent legislation, or under any analogous statute of any other jurisdiction to which that Party is subject, are commenced in respect of that Party and not discharged within ninety (90) Days; or

            (e) that Party makes a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) or any equivalent legislation, or under any analogous statute of any other jurisdiction to which that Party is subject.

      "Force Majeure" means any event or occurrence which is beyond the reasonable control of the Party affected thereby, provided such event or occurrence is not due to the affected Party's sole negligence, and may include but is not limited to:

            (a) floods, earthquakes, storms, lightning, fires, epidemics, wars, explosions, riots, acts of public enemy, acts of civil or military authority, civil disturbances, disobedience, blockades, strikes, lockouts, or other similar events;

            (b) accidents, vandalism, sabotage, ruptures, and breakage of or damage to any facilities, machinery or equipment; and

            (c) inability to obtain or the curtailment of supplies of any materials or equipment, shortage of labour and government restraint, action, delay or inaction, material changes to or application of the Regulations or other lawful requirements of governmental bodies or agencies.

            provided that lack of finances will not be considered an event or occurrence outside of a Party's control.

      "Initial Funding" means an amount estimated to be $4,000,000 USD, which shall be used for the acquisition of the Acquired Lands, the payment of the first year's rentals for the Acquired Lands and the fees charged by Pioneer to acquire the Acquired Lands.

      "Lenders" means any Person or Persons providing debt financing or debt refinancing to a Party in connection with this joint venture.

      "Offer Notice" has the meaning ascribed to that term in Article 10 hereof.

      "Offer Purchase Notice" has the meaning ascribed to that term in Article 10 hereof.

      "Offered Rights" has the meaning ascribed to that term in Article 10 hereof.

      "Offeror" has the meaning ascribed to that term in Article 10 hereof.

      "Oil Sands" means

            (a)   sands and other rock materials containing Crude Bitumen,

            (b) the Crude Bitumen contained in those sands and other rock materials, and

            (c) any other mineral substances, other than natural gas, in association with that Crude Bitumen or those sands and other rock materials;

      "Oil Sands Interests" means the rights, however derived, to explore for, drill for, win, take, remove or share in Crude Bitumen and includes a working interest, royalty interest or other arrangement of whatever kind.

      "Oil Sands Products" means any products obtained by (i) processing Oil Sands, or producing from Oils Sands; Crude Bitumen or derivatives of Crude Bitumen, or (ii) by reprocessing a product referred to in subsection (i), and includes any products obtained by any subsequent reprocessing of the products;

      "Parcel Maintenance Payment" means the payment to be made by Township to the Triple 7 Joint Venture on the 3rd, 4th and 5th Anniversary Dates as more particularly set forth in Section 5.5 hereof.

      "Parties" means all those Persons who become parties to this Agreement which initially are the Triple 7 Joint Venture, Township and CanWest, and "Party" means any one of them.

      "Person" means any individual, corporation, partnership, joint venture, trust, government or governmental body or other incorporated or unincorporated entity.

      "Pioneer" means Pioneer Land Services Ltd., carrying on business under the firm name and style of Pioneer Land & Environmental Services.

      "Pioneer Agreement" means the agreement between Pioneer and Township dated [Note to Draft: Insert date]

      "Positive Feasibility Study" means an independent engineering report which has been generated at the direction of Township and which determines that the construction of a commercial project for production of Crude Bitumen, whether in situ or mining, from one or more of the Acquired Lands is economic.

      "Posted Lands" means the parcels of oil sands rights which the Triple 7 Joint Venture, and Township have agreed to post for sale.

      "Prime Rate" means the prime rate for Canadian dollar commercial loans made by the Royal Bank of Canada as that rate is in effect at the time of determination and as that rate may be adjusted from time to time thereafter.

      "Proposed Disposition" has the meaning ascribed to that term in Article 10 hereof.

      "Regulations" means all statutes, laws, rules, orders, directions and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the operations conducted pursuant to this Agreement.

      "Royalty" means the non-convertible royalty granted by Township to the Royalty Owners pursuant to this Agreement and calculated on Oil Sands Products produced from the Royalty Lands, and paid in accordance with the provisions of the Royalty Procedure.

      "Royalty Lands" means the Acquired Lands, which become subject to this Agreement.

      "Royalty Owner(s)" means each of Triple 7, West Peak, and Ranger.

      "Royalty Procedure" means the procedure attached hereto as Schedule "A" which sets forth the terms and conditions of the Royalty.

1.2 Schedules

The following schedule is attached hereto and made a part hereof:

      Schedule "A" - Royalty Procedure

            Appendix "A" - Royalty Lands

            Appendix "B" - Assignment Procedure

1.3 Headings

The headings used throughout this Agreement are solely for the convenience of the Parties and are not to be used as an aid in the interpretation of this Agreement. "Section", "Article" or "Schedule" followed by a number or a letter means or refers to the specified section, article or schedules to this Agreement. This Agreement is to be read with all changes of gender or number required by the context.

1.4 Currency

Unless other wise indicated, all references to dollar amounts contained in this Agreement shall be in Canadian funds.

                                    ARTICLE 2
                         FORMATION OF THE JOINT VENTURE

2.1 Formation

Triple 7, West Peak, Ranger and Township hereby form the joint venture in accordance with the laws of the Province of Alberta for the purposes set forth in Section 3.1.

2.2 Maintenance of Documents of Title

Except as otherwise provided herein Township shall comply with, or cause to be complied with, all terms and conditions of the Documents of Title including the payment of rentals, and the performances of all things necessary to maintain the Documents of Title in good standing and in full force and effect.

2.3 Representations and Warranties

Triple 7 Energy Inc. represents, warrants, covenants and agrees with Township that it:

      (a) is a corporation incorporated under the laws of the Province of Alberta and is validly subsisting under the laws of the Province of Alberta;

      (b) is not a "non-resident" of Canada for the purposes of the Tax Act; [Note to Draft: Confirm with Brent Walter] and

      (c) has the capacity and corporate authority to enter into this Agreement and to perform its obligations under this Agreement, and such obligations do not conflict with nor do they result in a breach of any of its constating documents, by-laws or any agreement by which it is bound.

West Peak Ventures represents, warrants, covenants and agrees with Township that it:

      (a) is a corporation incorporated under the laws of Canada and is validly subsisting under the laws of Canada, and is extra-provincially registered in Alberta;

      (b)   is not a "non-resident" of Canada for the purposes of the Tax Act;
            and

      (c) has the capacity and corporate authority to enter into this Agreement and to perform its obligations under this Agreement, and such obligations do not conflict with nor do they result in a breach of any of its constating documents, by-laws or any agreement by which it is bound.

Dr. Ranger represents, warrants, covenants and agrees with Township that he is:

      (a)   acting in his personal capacity;

      (b) has sought and obtained independent legal advice concerning this Agreement, and his obligations and rights hereunder; and

      (c) is not prevented from entering into this Agreement by any previous or current agreements with any other third parties by which he is bound.

Township represents, warrants, covenants and agrees with the Triple 7 Joint Venture that:

      (a) it is a corporation incorporated under the laws of the Province of Alberta, and is subsisting under the laws of the Province of Alberta;

      (b)   is not a "non-resident" of Canada for the purposes of the Tax Act;
            and

      (c) it has the capacity and authority to enter into this Agreement and to perform its obligations under this Agreement and such obligations do not conflict with its constating documents or any agreement by which it is bound.

CanWest represents, warrants, covenants and agrees with the Triple 7 Joint Venture that:

      (a) it is a corporation incorporated under the laws of the State of Colorado, and is subsisting under the laws of the State of Colorado; and

      (b) it has the capacity and authority to enter into this Agreement and to perform its obligations under this Agreement and such obligations do not conflict with its constating documents or any agreement by which it is bound.

                                    ARTICLE 3
                          PURPOSE OF THE JOINT VENTURE

3.1 Purpose of Joint Venture

The joint venture is formed for the following business purposes:

      (a)   identify and post for sale at the Alberta Crown Sale the Posted
            Lands;

      (b) agree on a bid for each parcel of the Posted Lands and to submit the agreed upon bids at the Alberta Crown Sale;

      (c) to have Township acquire Oil Sands Interests located within the Joint Venture Area which may be agreed upon or which may be required by the terms of this Agreement;

      (d) to have Township own and administer Oil Sands Interests acquired pursuant to this Agreement, including permits, licences, leases and all other types of rights and interests of every nature and character in connection therewith and incidental thereto;

      (e) to have Township explore and evaluate, or cause to be explored and evaluated, the Acquired Lands to determine the quantity and quality of reserves of bitumen located on Acquired Lands;

      (f) to have Township grant the Royalty to Triple 7, West Peak and Ranger with respect to the Acquired Lands; and

      (g) to engage in any of the foregoing or related operations by itself or in association with others.

                                    ARTICLE 4
                             BIDDING ON POSTED LANDS

4.1 Inclusion in Alberta Crown Sale

The Parties acknowledge that the Posted Lands have been included for sale at the Alberta Crown Sale.


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

4.2 Bid Recommendation

Triple 7, West Peak, Ranger and Township shall meet on or before July 15, 2005 to review and receive the recommendation from the Triple 7 Joint Venture and Pioneer, with respect to the amount to be bid for each parcel of Posted Lands, provided however that the total amount to be paid for the Posted Lands, including the acquisition cost and first year's rental payment, shall not exceed the Initial Funding.

4.3 Bid Determination

Township shall determine, after the meeting contemplated by Clause 4.2 is held, in its sole discretion, the bid which is to be submitted for each parcel of Posted Lands at the Alberta Crown Sale.

4.4 Engagement of Pioneer

Township shall engage Pioneer to provide land services and advice with respect to the bidding on the Posted Lands and shall pay or cause to be paid, to Pioneer, by wire transfer, the Initial Funding.

4.5 Payment of Crown Rental and Pioneer Fees

The fees for the services of Pioneer in bidding for the Acquired Lands and the Crown rental for the first year of any oil sands licenses acquired with respect to the Acquired Lands will be paid from the Initial Funding.

4.6 Return of Unused Initial Funding

Any portion of the Initial Funding which is not used for the acquisition of the Posted Lands, including the amounts needed for the first year's rental and payment to Pioneer for its services, will forthwith after the results of the Alberta Crown Sale are finalized, be forwarded by Pioneer to Township's US Attorney Trust Account by wire transfer, for distribution to its fundors as per the terms of the Pioneer Agreement.

4.7 Land held in Trust

The bid for the Posted Lands shall be made in the name of Pioneer and Pioneer shall initially hold the interest acquired in trust for Township.

                                    ARTICLE 5
                           OWNERSHIP OF ACQUIRED LANDS

5.1 Ownership

Any Acquired Lands shall be owned One Hundred Percent (100%) by Township subject to the Royalty granted to the Triple 7 Joint Venture and the payments by Township to the Triple 7 Joint Venture as herein set forth. Within thirty (30) days after Township acquires Acquired Lands, or surrenders Acquired Lands, it shall prepare a revised Appendix "A" for attachment to the Royalty Procedure which shall list the permit, license or lease which it has acquired, the term of the permit, license or lease and the lands and petroleum substances granted by the document and it shall attach a copy of the revised Appendix "A" to its copy of this Agreement and it shall forward a copy of the revised Appendix "A" to each of the other Parties for attachment by them to their copies of this Agreement.


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

5.2 Issuance of Shares

Should Township acquire one or more parcels of Acquired Lands, then CanWest agrees that it shall pay to the Triple 7 Joint Venture $150,000 which shall be paid by the issuance of common shares of CanWest to be priced at the closing bid price on the day of the Alberta Crown Sale. In calculating the conversion from US$ to CDN$ of the closing price, the cheque exchange rate posted by the Bank of Montreal for the close of business on the day of the Alberta Crown Sale shall be used. The common shares issued pursuant to this Section shall be issued equally to each of Triple 7, West Peak and Ranger.

5.3 Ongoing Fees

Township shall pay to the Triple 7 Joint Venture $150,000, on the first and second Anniversary Dates of this Agreement (provided that it still owns one or more parcels of Acquired Lands acquired at the Alberta Crown Sale) such amount to be paid, at Township's sole election, in cash or by the issuance of common shares of CanWest, to be priced at the closing bid price on the applicable Anniversary Date. In calculating the conversion from US$ to CDN$ of the closing price, the cheque exchange rate posted by the Bank of Montreal for the close of business on the applicable Anniversary Date shall be used. If common shares are issued pursuant to this Section 5.3 they shall be issued equally to each of Triple 7, West Peak and Ranger.

5.4 Registration and Piggy Back Rights

The CanWest shares to be issued pursuant to Section 5.2 or 5.3 (the "Shares") shall have piggyback registration rights pursuant to which CanWest will register the Shares for resale, as follows: if CanWest files a resale registration statement on Form SB-2 after [Note to Draft: August 1, 2005 - confirm date] of the Shares, then CanWest shall include the Shares in such registration statement, subject to customary underwriter cutbacks and receipt by CanWest of appropriate information and representations from holders of the Shares. This piggyback registration right shall expire once holders of the Shares are eligible to sell the Shares pursuant to Rule 144 under the Securities Act of 1933.

5.5 Anniversary Date Payments

On the 3rd Anniversary Date, and each subsequent Anniversary Date, Township shall pay to the Triple 7 Joint Venture a payment equal to $450,000 CDN per parcel of Acquired Lands which were acquired by Township at the Alberta Crown Sale and which have not been surrendered at the applicable Anniversary Date, or for which a Commercial Notice (as hereinafter defined) has not been issued.

5.6 Allocation of Payments

All payments which are payable to the Triple 7 Joint Venture pursuant to this Article shall be paid equally to Triple 7, West Peak and Ranger.


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

5.7 Annual Reports

Within thirty (30) days of each Anniversary Date Township shall provide a report to the Triple 7 Joint Venture which shall describe all of the operations which have been conducted on the Acquired Lands during the preceding year, including without limitation, a description of the seismic programs which were conducted and evaluation wells which were drilled and details of the tests undertaken in the evaluation and the results thereof. The report will also contain a forecast with respect to the operations which Township envisions will take place on the Acquired Lands during the ensuing year.

5.8 Access to Data

Triple 7, West Peak and Ranger will each have the right, at its sole discretion and cost, with reasonable notice to Township to:

      (a)   review all raw data from the operations;

      (b)   obtain hard copies of all raw data from the operations; and

      (c) re-process any proprietary seismic data owned or licensed by Township.

                                    ARTICLE 6
                                GRANT OF ROYALTY

6.1 Grant of Royalty

Township hereby grants to each Royalty Owner the Royalty on the Acquired Lands. The Royalty will be CDN$0.03, payable to each Royalty Owner and calculated on each barrel of Crude Bitumen produced, saved and sold from the Royalty Lands, and governed by the Royalty Procedure, or $450,000 per parcel per year which ever is greater.

For the purposes of this Agreement, a barrel of Crude Bitumen means an amount of Crude Bitumen that would equal 0.159 cubic metres if such Crude Bitumen measured in the state at which it exists in the geological formation prior to the commencement of any recovery or conversion processes.

                                    ARTICLE 7
                               COMMERCIAL PROJECT

7.1 Independent Engineering Study

Prior to commencing the construction of a project for the production of Crude Bitumen from a parcel of Acquired Lands, Township shall cause an independent engineering study to be conducted and a report generated.


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

7.2 Commercial Projects

If at any time after a Positive Feasibility Study is received by Township with respect to one or more parcels of Acquired Lands, Township wishes to construct a commercial project for the production, treating and transportation of Crude Bitumen from one or more parcels of Acquired Lands ("Commercial Parcel"), Township shall deliver a written notice to the Triple 7 Joint Venture ("Commercial Notice") which notice will include:

      (a) the description of the Commercial Parcel on which the project is to be constructed;

      (b) a detailed description of the proposed commercial project and the production to be obtained;

      (c)   a copy of the Positive Feasibility Study; and

      (d) an estimate of the costs and the time to construct the proposed commercial project.

7.3 Commercial Payments

Forthwith upon commencing construction of a commercial project on the Commercial Parcel Township shall pay to the Triple 7 Joint Venture the Commercial Payment.

7.4 Equal Payments

Any payments to be made to the Triple 7 Joint Venture pursuant to this Article shall be made equally to Triple 7, Township and Ranger.

                                    ARTICLE 8
                                AREA OF EXCLUSION

8.1 Acquisition

If at any time before August 31, 2016 the Triple 7 Joint Venture, or any participant of the Triple 7 Joint Venture (the "Acquiring Party") acquires Oil Sands Interests, fifty percent (50%) or more of the surface area of which are located within two (2) miles of the boundary of any parcel of Acquired Lands which were acquired at the Alberta Crown Sale (the "Area of Exclusion Lands"), then the Acquiring Party shall offer Township the opportunity to purchase the Area of Exclusion Lands at the price the Acquiring Party paid for such lands, pursuant to Section 8.2 hereof.

8.2 Acquisition Notice

The Acquiring Party shall provide a notice to Township ("Acquisition Notice") providing a description of the Area of Exclusion Lands acquired, the purchase price and any salient terms and conditions relating to the acquisition. Township shall have twenty (20) days from the receipt of the Acquisition Notice to elect to purchase the Area of Exclusion Lands for the consideration paid by the Acquiring Party. If Township does not respond to the Acquisition Notice within twenty (20) days from the receipt of the Acquisition Notice Township shall be deemed to have elected not to purchase the Area of Exclusion Lands. If Township purchases the Area of Exclusion Lands then the Area of Exclusion Lands will become Acquired Lands for the purposes of the Agreement and the Royalty will automatically apply to the Area of Exclusion Lands, provided however that the Area of Exclusion Lands shall not be included or considered with respect to the payments to be made by Township pursuant to Article 5.


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

8.3 Surrender of Area of Exclusion Lands

In the event that any entire parcel of Area of Exclusion Lands is surrendered, this Article 8 shall immediately cease to apply to such surrendered parcel.

                                    ARTICLE 9
                                  FORCE MAJEURE

9.1 Effect of Force Majeure

If by reason of Force Majeure a Party to this Agreement is unable, wholly or partially, to perform or comply with its covenants and obligations hereunder, then the Party so affected by Force Majeure shall be relieved of its obligations or liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of the inability so caused from and after the happening of the event of Force Majeure, provided that the Party invoking Force Majeure gives to each other Party prompt notice, written or oral (but if oral, promptly confirmed in writing) of such inability and reasonably full particulars of the cause thereof. If notice is not promptly given, then the Party suffering the Force Majeure shall only be relieved from such performance or compliance from and after the giving of such notice. The Party invoking Force Majeure shall use all reasonable efforts to remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its inability to perform or comply, provided that settlement of strikes and other labour disputes shall be wholly within the discretion of the Party involved and such Party shall not be required to accede to demands of its opponents in any such strike or labour dispute. The Party invoking Force Majeure shall give prompt notice of the cessation of the event of Force Majeure. Notwithstanding anything contained in this Article 9 an event of Force Majeure shall not suspend any obligation for the payment of money under this Agreement unless the Force Majeure Event is one which prevents the Party invoking Force Majeure from making the payment. If payments are not made when due because an event of Force Majeure has directly effected the power of a Party to make the payments, then the Party not making the payments shall, at such time that the Force Majeure is corrected and the Party recommences payment, pay interest on all of the unpaid amounts from the date that payment was due until the date paid at the Prime Rate plus two percent (2%) per annum.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

10.1 Definitions

In this Article, in addition to all terms defined in the Agreement, the following words and phrases shall have the following meaning namely:

"Dispute" means any dispute or controversy amongst any of the Parties concerning any matter arising out of the Agreement.

10.2 Disputes Initially Referred To Mediation

The Parties will attempt to resolve any Dispute through consultation and negotiation in good faith. If those attempts fail, a Party may, by notice to the other Parties at any time during those negotiations, request the other Parties to attempt to resolve that Dispute through mediation, including with that notice sufficient detail to enable the other Parties to understand the issues that remain in dispute. The Parties will attempt to agree on the selection of a mediator within ten (10) days of receipt of that notice, unless a Party gives notice to the other Parties within that period that it is not prepared to proceed with mediation respecting that Dispute. If the Parties are proceeding with a mediation and are unable to select a mediator within that period, any Party may deliver a written request to the Canadian Foundation for Dispute Resolution to select, within two (2) Business Days of the receipt of that request, a mediator qualified by education and experience to resolve that Dispute, and the Parties agree that the person so selected will be the mediator for the Dispute. Unless otherwise unanimously agreed, the Parties will commence a mediation within twenty (20) days of the selection of the mediator. The mediation will continue until the Dispute is resolved, or a Party serves notice to the other Parties that it wishes to terminate the mediation, or the mediator makes a written determination that the Dispute cannot be resolved through mediation, or sixty (60) days pass after the receipt of the original notice, whichever occurs first. All Parties which participate in or are affected by the mediation will each bear their own costs associated with a mediation, but will share the common costs of a mediation equally, including, without limitation, the cost of the mediator.

10.3 Arbitration Proceedings

In the event a Dispute has not otherwise been resolved, the Dispute shall be submitted to binding arbitration in accordance with the provisions of this Article.

10.4 Rules

Any such arbitration and any other arbitration the Parties agree to conduct hereunder will be conducted under the Commercial Arbitration Rules of The Canadian Foundation for Dispute Resolution.

10.5 Location of and Representation at Mediation and Arbitration

The place for mediation and arbitration shall be Calgary, Alberta. Any Party may have another Party, provided that other Party agrees to same in writing, represent its interests in the Dispute resolution.

10.6 Interim Relief

All limitation periods respecting the commencement of an action will be stayed during the period that the Parties are attempting to resolve a Dispute. A Party may, at any time it believes is necessary to protect its interest, seek interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute under this Agreement, notwithstanding anything to the contrary in the Article.

                                   ARTICLE 11
                            DISPOSITION OF INTERESTS

11.1 No Transfers

Except as otherwise expressly provided for herein and in the Royalty Procedure, no Party shall sell, assign, transfer, mortgage, encumber, hypothecate, pledge or alienate in any way all or any portion of the control or ownership of its interest in this Agreement, the Acquired Lands or the Royalty.

11.2 Recognition Upon Assignment

Other than as required and allowed one Party to another elsewhere in this Agreement, a Party which proposes that an assignment of its interest, or a corresponding interest in this Agreement or the Royalty Procedure, shall be effective against the party who is not party to the assignment (in this Section called the "Other Party") shall serve a notice of the assignment to the Other Party. The assignment shall not be effective until the assignor and the assignee have entered into an agreement with the Other Party, to ensure the assumption of and compliance with the obligations of the assignor by the assignee with respect to the interest assigned to the assignee, provided that the Other Party shall be deemed to have executed that agreement unless, within ninety (90) days of the receipt of that agreement, the Other Party has advised the assignor and assignee, by notice, that they are not prepared to execute that agreement and the reasonable objections they have to that agreement.

The assignor shall forthwith give notice to the Parties respecting the status of that agreement upon the earliest of execution of that agreement by the Other Party, the receipt of notices of the Other Party that they are not prepared to execute that agreement or the expiry of such ninety (90) day period, as the case may be.

11.3 Effect of Assignment

      (a) Subject to subsection (b), if an assignment is effected in the manner prescribed in this Article, the assignment shall be effective against the Other Party at the time specified in the agreement provided to the Other Party.

      (b) Until the agreement provided to the Other Party has been executed, or deemed to have been executed by the Other Party, the assignor shall continue to remain liable to the Other Party for performance of the obligations applicable to the assigned interest under the Agreement. The Other Party may also rely on the assignor as being trustee for and authorized agent of the assignee in all matters relating to the assigned interest during such period.

      (c) This Section shall in no event operate to affect or impede an assignment described in the Royalty Procedure.

                                   ARTICLE 12
                                      TERM

12.1 Term

This Agreement shall remain in full force and effect from the Effective Date and so long as an interest is held by the Parties, or their assigns, in any Acquired Lands pursuant to this Agreement, and so long thereafter as may be necessary to complete final settlement of accounts among the Triple 7 Joint Venture and Township, provided that those provisions related to audit, liability, indemnity, disposal and salvage of material and enforcement of default shall survive for six (6) years thereafter or such later time as may be prescribed by the Regulations.

                                   ARTICLE 13
                                 CONFIDENTIALITY

13.1 Confidential Information

The Parties will maintain, as confidential, the terms of this Agreement and related agreements and all data and information relating to the subject matter hereof whether obtained before or after the date hereof (collectively "Confidential Information"), except that such confidentiality obligation shall not apply:

      (a) to such Confidential Information that is in the public domain by reason other than the breach of this Agreement by a Party; provided however that specific items of information shall not be considered to be in the public domain merely because more general information is in the public domain;

      (b) to prevent a Party from disclosing such Confidential Information to any technical, financial or other professional consultants or advisors of the Party, or third party service providers (including services respecting operation of the Acquired Lands and infrastructure services outside of this Agreement) which require such information to provide their services to the Party, or to a bank or other financial institution from which the Party obtains or is attempting to obtain financing;

      (c) to prevent a Party from disclosing such Confidential Information as required by the laws, rules or regulations applicable to the Party, provided that the Party shall invoke any confidentiality protection permitted by such laws, rules or regulations;

      (d) to prevent a Party from disclosing such Confidential Information to any co-owner of, or prospective purchaser of an interest in, the joint venture, or to any third party that is conducting negotiations directed towards a merger, amalgamation, sale of a share or similar transaction, provided that each such co-owner, prospective purchaser or third party first enters into a confidentiality agreement with the Party pursuant to which it agrees to be bound by confidentiality obligations which have the same effect as this Article 13; or

      (e) to prevent a Party from disclosing such Confidential Information as is necessary in connection with any dispute resolution commenced pursuant to this Agreement or any litigation commenced in respect of this Agreement.

Each of the Parties agrees that it will make all reasonable efforts to limit internal disclosure of the Confidential Information to only those of their employees, representatives, directors, contractors or agents who will need to have access to the same to fulfil the responsibilities and obligations of the Parties under this Agreement. Each of the Parties agrees that it will take reasonable precautions to ensure that any advisors, potential or actual financiers, employees, representatives, directors, contractors or agents (and any third parties to whom a Party discloses confidential data and information with the written consent of the other Parties) abide by the obligations of confidentiality hereunder. In this regard, if a Party discloses Confidential Information to any other person as permitted hereunder, that Party shall have the other person obligated by written agreement to confidentiality obligations substantially similar to the confidentiality obligations of that Party under this Agreement. Each Party individually agrees to be responsible for any breach of this Agreement by any person to whom it has provided Confidential Information. This Article 13 will survive the termination, lapse or expiry of this Agreement for a period of five (5) years. In addition, any Party which otherwise ceases to be bound by the provisions of the Agreement shall nevertheless remain bound by the provisions of this Article with respect to Confidential Information obtained hereunder or pursuant to this Agreement until the earlier of the date that such information is in the public domain or the expiration of five (5) years from the date that the Party ceased to be a Party to this Agreement.

13.2 Public Disclosure

The Parties hereby expressly acknowledge that this Agreement will be disclosed, and subject to description in a Form 8(k) report to be filed, to the United States Securities and Exchange Commission and agree to such public disclosure.

13.3 Press Releases

Press releases and other public disclosure in respect of this Agreement, excepting:

      (a)   the internal employee communications of a Party;

      (b) releases of information required by securities regulations or otherwise by laws, rules or regulations that may be applicable to a Party; and

      (c) releases required during a situation of emergency requiring immediate action by a Party;

will be made only after informing the other Parties. Where a press release or other public disclosure is to be made pursuant to Section 13.3(b) or (c) above, each other Party will be given where possible prior notice of such press release or other public disclosure and a reasonable opportunity to review and comment thereon.

13.4 Other Agreements

If Confidential Information is received under another agreement between all or some of the Parties and there are confidential provisions contained therein, those provisions shall govern that Confidential Information insofar as those Parties are concerned.

                                   ARTICLE 14
                              DEFAULT AND REMEDIES

14.1 Default

      If any of the following (an "Event of Default") occur in respect of a Party (a "Defaulting Party"):

      (a)   that Party is subject to an Event of Insolvency;

      (b) that Party fails to pay an amount within the time prescribed in this Agreement;

      (c) comply with all Regulations including, but not limited to, Regulations related to environmental matters. or

      (d)   that Party is otherwise in material default under this Agreement.

the Party which is not in default (the "Non-Defaulting Party") shall provide notice to the Defaulting Party setting forth the details of the Event of Default and requiring that the Defaulting Party remedy the Event of Default. The Defaulting Party shall have thirty (30) days after receipt of the notice from the Non-Defaulting Party to remedy the Event of Default or to commence and to thereafter diligently continue to remedy the default. If the Defaulting Party disputes that it is in default then it may refer the matter to mediation pursuant to Article 9 and if the matter is not resolved by mediation then to arbitration pursuant to the provisions of Article 9.

14.2 Remedies

Without limiting its other rights and remedies as contained in this Agreement, if an Event of Default has occurred and is not remedied or being remedied by the Defaulting Party, the Non-Defaulting Party (ies) may, at its option, exercise the rights and remedies set forth below:

      (a) charge the Defaulting Party interest, computed and compounded monthly, with respect to such unpaid amount from the day such payment is due until the day it is paid, at the rate of two percent (2%) per annum higher than the Prime Rate, regardless of whether the Non-Defaulting Party has notified the Defaulting Party in advance of its intention to charge interest with respect to such unpaid amount;

      (b) set-off against the amount unpaid by the Defaulting Party any sums due or accruing to the Defaulting Party from the joint venture pursuant to this Agreement or any other agreement between the joint venture and the Defaulting Party;

      (c) maintain an action or actions for such unpaid amounts and interest thereon on a continuing basis as such amounts are payable but not paid by the Defaulting Party, as if the obligation to pay such amounts and the interest thereon were liquidated demands due and payable on the relevant date such amounts were due to be paid;

      (d) cause the Defaulting Party to surrender the applicable interest in the Acquired Lands to the Non-Defaulting Parties, immediately upon notice requesting such surrender, at no expense to the Non-Defaulting Parties.

                                   ARTICLE 15
                               GENERAL PROVISIONS

15.1 Notices

Any notice required or permitted to be given by any Party shall be sufficiently given if delivered by hand, by telecopier, by prepaid courier service or by certified or registered mail, postage prepaid and return receipt requested to the other Parties at its address set forth below:

if to:                     Triple 7 Energy Inc.
                           c/o Proventure Law LLP
                           2, 880 16 Ave SW
                           Calgary, Alberta T2R 1J9
                           Fax: (403) 262-4860

                           if to: Dr. Michael Ranger
                           808 West Chestermere Drive,
                           Chestermere, Alberta T1X 1B6
                           Fax: (403) 235-2723

if to:                     West Peak Ventures of Canada Ltd.
                           420, 475 Howe Street
                           Vancouver, BC V6C 2B3
                           Attention: Tim Brock
                           Fax: (604) 606-7980

if to:                     Township Petroleum Corporation
                           420, 475 Howe Street
                           Vancouver, BC V6C 2B3
                           Attention: George Orr
                           Fax: (604) 606-7980
if to:                     CanWest Petroleum Corporation
                           206, 475 Howe Street
                           Vancouver, BC V6C 2B3
                           Attention: Thornton Donaldson
                           Fax: (604) 606-7980

or to such other address as such Party may hereafter designate by notice in writing from time to time. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand or courier, (ii) on receipt, if mailed, and (iii) on the next business day following receipt of an appropriate electronic confirmation, if by telecopier.

15.2 Entire Agreement

This Agreement shall constitute the entire agreement of the Parties with respect to the matters contained herein, and shall not be changed, modified or discharged except by an instrument in writing executed by the Parties.

15.3 Waiver

A waiver by any Party of the strict performance by the other Parties of any term, covenant or agreement herein contained shall not of itself constitute a waiver of any subsequent breach of such term, covenant or agreement set out in this Agreement.

15.4 Severability

If any term, covenant or agreement of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or application of such term, covenant or agreement to a Party or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or agreement of this Agreement shall be valid and shall be enforced to the full extent permitted by law.

15.5 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and each of the Parties submits to the jurisdiction of the courts of the Province of Alberta fro the interpretation and enforcement thereof.

15.6 No Partnership

Nothing herein contained shall be read or construed as meaning a partnership or imposing on any Party any partnership duty, obligation or liability of any kind it being the express intention of the Parties and the respective rights, obligations and liabilities of each of the Parties under this Agreement shall be several and not joint or joint and several.

15.7 Further Assurances

Each Party shall from time to time and at all times do all such further acts and execute and deliver all further documents as may reasonably be necessary in order to perform and carry out the terms of this Agreement.

15.8 Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties, and their successors and permitted assigns.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

CanWest Petroleum Corporation               Triple 7 Energy Inc.

                                            Per: _______________________________
Per: __________________________

Per: __________________________

Township Petroleum Corporation              West Peak Ventures of Canada Ltd.

                                            Per: _______________________________
Per: __________________________

Per: __________________________

-------------------------------             ------------------------------------
Witness                                     Dr. Michael Ranger

           Schedule "A" attached to and forming part of an Agreement made as of the ______day of ____________, 2005 between Triple 7 Energy Inc., West Peak Ventures of Canada Ltd., Dr. Michael Ranger, CanWest Petroleum Corporation and Township Petroleum Corporation

                                ROYALTY PROCEDURE

2. DEFINITIONS AND INTERPRETATION

2.1 In this Procedure, including this Section and the Appendices, unless otherwise expressly defined herein, the following terms and expressions shall have the meanings herein assigned thereto, namely:

      (a) "Affiliate" means, with respect to any Party, any other Person which is affiliated with such Party and for the purposes of this
            Procedure:

            (i) two Persons will be considered to be affiliated with one another if one (1) of them controls the other, whether directly or indirectly, or if both of them are controlled by a common third Person, whether directly or indirectly;

            (ii) one (1) Person will be considered to control another Person if it has the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one (1) or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise.

            (iii) two Persons will be considered to affiliated with one another if one (1) of them owns more than twenty percent (20%) of the other.

      (b) "Assignment Procedure" means that certain CAPL - 1993 form of Assignment Procedure attached hereto as Appendix "B" and made a part of this Procedure.

      (c) "Crude Bitumen" means a naturally occurring viscous mixture, mainly of hydrocarbons heavier than pentane, that may contain sulphur compounds and that, in its naturally occurring viscous state, will not flow to a well;

      (d) "Documents of Title" means the documents by virtue of which Township is entitled to drill for, win, take or remove Oil Sands Products and all renewals or extensions thereof or further documents of title issued pursuant thereto;

      (e) "Head Agreement" means the Agreement to which this Procedure is attached;

      (f) "Leases" means the documents of title described in Part I of Schedule "A" to the extent that they apply to the Royalty Lands including any renewals, replacements or extensions thereof or further documents of title issued therefrom;

      (g)   "Oil Sands" means

            (i)   sands and other rock materials containing Crude Bitumen,

            (ii) the Crude Bitumen contained in those sands and other rock materials, and
            (iii) any other mineral substances, other than natural gas, in association with that Crude Bitumen or those sands and other rock materials;

      (h)   "Oil Sands Products" means any products obtained

            (i) by processing Oil Sands, or producing from Oils Sands; Crude Bitumen or derivatives of Crude Bitumen, or

            (ii) by reprocessing a product referred to in subsection (i), and includes any products obtained by any subsequent reprocessing of the products;

      (i) "Party" means a person, corporation, partnership or body politic bound by this Procedure;

      (j) "Regulations" means all statutes, laws, rules, orders and regulations in effect at the relevant time and made by governmental authorities having jurisdiction over the Royalty Lands and to the operations conducted hereunder;

      (k) "Royalty" means the non-convertible royalty granted by Township to the Royalty Owners pursuant to this Agreement and calculated on Oil Sands Products produced from the Royalty Lands in accordance with this Procedure;

      (l) "Royalty Lands" means the Oil Sands Rights described in Appendix "A" hereto under the heading "Royalty Lands"; and

      (m)   "Royalty Owner(s)" means each of Triple 7, West Peak, and Ranger.

2.2 Whenever the singular or masculine or neuter is used in this Procedure, the same shall be construed as meaning the plural or feminine or body politic or corporate and vice versa as the context or reference to the Parties may require.

2.3 This Procedure and the Agreement supersede and replace all other agreements, documents, writings and verbal understandings between the Parties hereto relating to the Royalty, the Royalty Lands and the Leases.

2.4 If any term or condition of this Procedure conflicts with a term or condition of the Leases, then such term or condition of the Leases shall prevail and this Procedure shall be deemed to be amended accordingly.

2.5 Except as otherwise provided for herein, "this Procedure", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Procedure and not any particular section, clause, sub-clause, sub-section or other portion thereof. All of the provisions of this Procedure are to be construed as covenants as though the words importing such covenants were used in each separate section, clause. sub-section or sub-clause hereof.

3. APPENDICES

3.1 The following appendices are attached to and made a part of this Procedure:

      (a)   Appendix "A" which describes the Royalty Lands, and the Leases; and

      (b)   Appendix "B" - 1993 CAPL form of Assignment Procedure.

4. CALCULATION OF ROYALTY

4.1 The Parties recognize that it is not possible to measure Crude Bitumen prior to recovery and that the point of measurement and the method of calculation of the number of barrels of Crude Bitumen produced based upon this subsection 4.1 will vary depending upon the methods of recovery and processing used. Therefore, the Parties agree that the method of measuring and calculating the volume of Crude Bitumen produced for the purposes of the calculation of the Royalty shall be determined as follows:

      (a) As soon as reasonably practicable prior to the commencement of production of Crude Bitumen from a parcel the Royalty Lands, and from time to time thereafter when appropriate based upon changes in recovery or production methods used on such parcel, Township will send a notice to the Royalty Owners setting out its proposal for measuring and calculating the volume of production of Crude Bitumen for the purposes of this Procedure that is consistent with Article 6 of the Agreement, along with such supporting information as is reasonably necessary to support the Township proposal.

      (b) If the Royalty Owners agree with Township's proposal, they shall send Township notice of its acceptance within ten (10) Business Days after receipt thereof.

      (c) If the Royalty Owners do not agree with Township's proposal, they shall send Township a notice specifying its objections to the Township's proposal in reasonable detail not later than ten (10) Business Days after receipt of Township's proposal and the Parties shall negotiate in good faith to agree upon a method of measuring and calculating the volume of production of Crude Bitumen for the purposes of this Procedure that is consistent with subsection 4.1 and is appropriate in the circumstances. If the Parties are unable to so agree within twenty (20) days after receipt by Township of the Royalty Owner's notice of objection, then the Parties will engage an arbitrator pursuant to the dispute resolution mechanism in the Agreement. Each Party shall submit to such arbitrator their proposal respecting the method of measuring and calculating the volume of production and the arbitrator shall choose one of the proposals which shall be the method of measuring and calculating the volume of Crude Bitumen produced for the purposes of the calculation of the Royalty . The decision of such arbitrator shall be binding upon the Parties, and the fees and expenses of such arbitration shall be shared equally by the Parties.

4.2 The Royalty shall not be subject to any royalties, burdens or other encumbrances payable by Township in respect of the Royalty Lands.

5. PAYMENT OF ROYALTY

5.1 On or before the last day of each month, Township shall pay or account to each of the Royalty Owners its share of the Royalty:

      (a) with respect to all Oil Sands Products other than crude oil, for sales or other dispositions thereof during the preceding month, provided that if Township is not entitled to receive the proceeds of sale of any petroleum substances until the month next following production, then the above accounting shall be made during the month next following the month during which Township is entitled to be paid, and

      (b) with respect to crude oil, for production thereof during the preceding month.

5.2 Township shall forward with each payment of royalty hereunder a copy of all reports Township is required to submit under the Regulations for the production of such petroleum substances and a written statement showing in reasonable detail the manner in which Township calculated that payment.

5.3 A copy of Township's governmental production statement for the month for which the Royalty is quantified as aforesaid and also, with respect to crown Leases, a copy of the crown royalty statement with respect to the Royalty Lands, shall accompany each royalty statement to the Royalty Owner. Any information contained in such governmental production statement or royalty statement need not be repeated in Township's statement to the Royalty Owner.

5.4 Subject to the provisions of Articles 10 and 11 hereto, the Royalty Owner may transfer or assign the Royalty in whole or part.

5.5 Township shall be responsible for all costs, taxes or assessments (excluding income taxes) associated with the Royalty Lands.

5.6 For greater certainty if the Royalty Owner comprises more than one Party:

      (a) information and notices to be provided to the Royalty Owner will be provided individually to each Royalty Owner; and

      (b) the rights and obligations of the Royalty Owner Parties will accrue proportionately to the Royalty Owner Parties in the percentages set forth in the Head Agreement.

6. BOOKS, RECORDS AND PROPER PRACTICES

6.1 Township shall keep and maintain true and correct books, records and accounts showing credits and charges hereunder and the kind and quantity of Crude Bitumen produced from the Royalty Lands. Township shall, upon the request of a Royalty Owner, make available in Alberta and there permit each Royalty Owner, during normal business hours, to inspect such books, records and accounts and to make extracts or copies therefrom and thereof.

6.2 Township shall conduct all operations on the Royalty Lands diligently, in a good and workmanlike manner, in accordance with good oilfield practices and the Regulations.

7. AUDITS

A Royalty Owner may, upon reasonable notice to Township and at the Royalty Owners' own expense, audit the books, records and accounts of Township with respect to the production of Crude Bitumen attributable to the Royalty Lands for any calendar year within the twenty-four (24) month period next following the end of such calendar year. Any claims or discrepancies described by such audit shall be made in writing to Township within the twenty-six (26) month period next following the end of such calendar year, and any payment made or statement rendered by Township hereunder which is not disputed by the Royalty Owners before the end of such period shall be deemed to be correct. To the extent Triple 7, West Peak, Dr. Ranger and Township are unable to resolve any claims or discrepancies disclosed by such audit within three (3) months of the Royalty Owners' submission of the same to Township, such audit exceptions shall be resolved pursuant to the dispute resolution provisions in the Agreement.

8. MAINTENANCE OF DOCUMENTS OF TITLE

Except as otherwise provided herein Township shall comply with all terms and conditions of the Documents of Title including the payment of rentals, and the performances of all things necessary to maintain the Documents of Title in good standing and in full force and effect. Township shall not be obligated to consult with the Royalty Owners concerning the maintenance of the Documents of Title.

9. LIEN ON PRODUCTION

9.1 The Royalty shall be secured by a lien, first charge and security interest (the "Lien") on the Royalty Lands.

9.2 Both the Royalty and the Lien shall be interests in the Royalty Lands and shall run with the Royalty Lands.

9.3 The Lien shall arise forthwith upon the effective date pursuant to the provisions hereof and, if Township fails at any time and from time to time to pay to the Royalty Owners the Royalty as provided in this Procedure, the Royalty Owners may, without limiting other rights hereunder, at law or in equity:

      (a) charge Township compound interest, calculated and accrued monthly, with respect to such unpaid amount from the day such payment is due until the day it is paid, at the rate of two percent (2%) per annum higher than the rate designated as the prevailing prime rate for Canadian commercial loans by the principal chartered bank used by the Royalty Owners, regardless of whether the Royalty Owners have notified Township in advance of its intention to charge interest with respect to such unpaid amount. The obligation to pay interest is to apply until such default is rectified and shall not merge into a judgment for principal and interest, or either of them, and Township waives the application of any Regulations to the contrary where permitted by the Regulations; and

      (b) give Township notice specifying the default and requiring the same to be remedied. If Township fails to commence and diligently pursue remedying the default specified therein within thirty (30) days following the receipt by Township of such notice, the Royalty Owners may, without limiting The Royalty Owners' other rights as contained in this Procedure or otherwise held at law or in equity:

            (i) treat the default as an immediate and automatic assignment to The Royalty Owners of the proceeds of the sale of Oil Sands Products from the Royalty Lands; service of a copy of this Procedure upon a purchaser of such Oil Sands Products, together with written notice from the Royalty Owners, shall constitute an irrevocable direction by Township to any such purchaser to pay to the Royalty Owners the proceeds from any sale up to the amount owed to the Royalty Owners by Township hereunder (including any accrued interest with respect thereto), and such purchaser is authorized by such Township to rely upon the statement of the Royalty Owners as to the amount so owed to it by Township; and

            (ii) maintain an action or actions for such unpaid amounts and interest thereon on a continuing basis as such amounts are payable, but not paid by Township, as if the obligation to pay such amounts and the interest thereon were liquidated demands due and payable on the relevant date such amounts were due to be paid, without any right or resort of Township to set-off or counterclaim.

10. ASSIGNMENT OF INTEREST

10.1 Subject to Article 11 of this Procedure a Royalty Owner may transfer or assign its Royalty interest in whole or in part and shall immediately give notice to Township of the name and address for service of the transferee or assignee. No disposition shall be binding upon Township until the provisions of
Article 11 and the Assignment Procedure have been fully complied with.

10.2 If a Royalty Owner assigns its Royalty or portion thereof to multiple assignees so as to increase the expenses or duties of Township, Township may require the assignees (and the assignor if it retains an interest) to appoint one of their number as representing all of them for the purposes of this Royalty Procedure, unless arrangements satisfactory to Township are made to compensate Township for the increased expenses or duties.

11. RIGHT OF FIRST OFFER

11.1 The disposition by a Royalty Owner of all or any portion of its Royalty shall be subject to a right of first offer on the terms herein set forth.

      (a) If a Royalty Owner (for the purposes of this Article the "Offeror") desires to dispose (the "Proposed Disposition") of its Royalty hereunder (the "Offered Rights"), it shall first offer the Offered Rights for sale to Township in accordance with this Article.

      (b) The Offeror shall give a written notice (the "Offer Notice") to Township of its intention to sell the Offered Rights. The Offer Notice shall set out:

            (i) the specific interests and, if applicable, obligations of the Offeror that comprise the Offered Rights; and

            (ii) all the fundamental terms of the Proposed Disposition, including, without limitation, the purchase price, the nature of consideration, the time within which the Proposed Disposition shall close, and any other material terms of the Proposed Disposition.

11.2 Township shall have thirty (30) Business Days (the "Acceptance Period") following receipt of the Offer Notice, to elect to purchase all (but not less than all) of the Offered Rights upon the terms contained in the Offer Notice by giving written notice (the "Offer Purchase Notice") to the Offeror accepting the offer as contained in the Offer Notice.

11.3 If Township does not give the Offer Purchase Notice to the Offeror within the Acceptance Period or it fails to close as contemplated in Section 11.5, then the Offeror may negotiate with and sell to a bona fide third party purchaser the Offered Rights on terms which shall not be more favourable to such purchaser in any respect than those specified in the Offer Notice and Township shall be deemed to have consented to such assignment of rights. If no such sale is consummated with one hundred and twenty (120) days following the end of the Acceptance Period, or the date on which Township failed to close as contemplated in Section 11.5, as applicable, the rights of Township provided for in this
Article 11 shall revive in all respects. If the Offeror completes a sale of the Offered Rights to a third party in accordance with the terms hereof, it shall provide to Township, and shall obtain enduring covenants from such third party purchaser prior to the completion of such sale to provide to Township, all documentation and other information requested by Township for it to determine, in its sole satisfaction, acting reasonably, all the terms and conditions relating to such sale.

11.4 It shall be a condition of the closing of the Proposed Disposition to Township for the benefit of Township, that the Offeror has good right and lawful authority to sell the Offered Rights free and clear of all liens, encumbrances, charges, security interests, rights, claims and of any kind whatsoever.

11.5 This Section shall not apply in the following instances, namely:

      (a) An assignment made by way of security for the assignor's present or future indebtedness, or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issuance of the bonds or debentures of a corporation, or the performance of the obligations of the assignor as a guarantor under a guarantee, provided that in the event the security is enforced by sale or foreclosure, this Section shall apply.

      (b) A disposition to an Affiliate of the assignor, or in consequence of a merger or amalgamation of the assignor with another corporation or pursuant to an assignment, sale or disposition made by a Party of all of its interest to a corporation in return for shares in that corporation or to a registered partnership in return for an interest in that partnership provided that the ultimate ownership and control of the interest held by the Offeror remains the same.

      (c) An assignment from one Royalty Owner or Royalty Owners to another Royalty Owner or Royalty Owners.

Provided:

      (d) If a disposition is made to an Affiliate, the Offeror shall nonetheless remain liable for all the obligations and liabilities of the Affiliate as if and as though the Offeror remained a party hereto.

      (e) A Party making such a disposition pursuant to subsection (b)Error! Reference source not found. of this Section shall advise the other Parties of such disposition in a timely manner.

12. SURRENDER AND QUIT CLAIM OF ROYALTY LANDS

12.1 Not later than sixty (60) days before a rental date or other obligation date with respect to the Royalty Lands affected (except an obligation to pay royalty or a drilling obligation not being enforced under the Head Agreement), Township may propose that some or all of the Royalty Lands be surrendered to the grantor under the applicable title documents and shall give notice to such effect to the Royalty Owners (the "Receiving Parties"), subject to Section 12.2 of this Section. Not later than thirty (30) days before the next ensuing rental date or other obligation date under the respective title documents included in the surrender notice, the Receiving Parties shall each give notice to all other Parties stating whether or not they consent to the proposed surrender. Failure to respond to such notice shall be deemed to be an election to have consented to the surrender. Any Party giving notice of the proposed surrender or giving notice of its consent to the proposed surrender may, by notice to the other Parties, revoke its notice of intention, or consent to surrender at any time up to, but not later than, thirty (30) days before the next ensuing rental date or other obligation date under the respective title documents.

12.2 Notwithstanding the preceding Section 12.1, the Royalty Lands proposed for surrender must be of such dimensions that the grantor of the title documents to which such lands are subject would be obligated to accept the surrender pursuant to the title documents, and a Party may not propose the surrender of a portion of the Royalty Lands while an obligation exists with respect to such lands which cannot be avoided by the surrender or quit claim of those lands to the grantor of the title documents to which they are subject.

12.3 If the Receiving Parties consent, or are deemed to have consented, to a surrender under Section 12.1, Township shall proceed forthwith to salvage all salvable material, equipment upon the lands to be surrendered, and, if applicable, any production facilities located upon the lands to be surrendered. The Parties shall promptly execute and deliver to Township all documents necessary to effect the surrender, which documentation shall be prepared by Township. Township shall thereafter deliver all such documents to the grantor of the applicable title documents in order to effect the surrender properly.

12.4 If less than all the Receiving Parties consent to the surrender then:

      (a) effective as of 2400 hours on the day before the rental or other obligation referred to in Section 13.1 is required to be paid or met with respect to a title document included in the surrender notice, the Parties which elected to surrender, or consented to the surrender, shall assign the interest in the Royalty Lands which were the subject of the proposed surrender notice to the Receiving Parties, or Receiving Parties who do not consent to the Surrender (the "Retaining Parties") in proportion to the Retaining Parties interests in the Royalty Lands or in such proportions as the Retaining Parties may otherwise agree.

      (b) Upon the assignment described in the preceding subsection, a Party which so assigned its interest with respect to the applicable portion of the Royalty Lands shall be released from all obligations thereafter accruing with respect to such lands. Such release shall not apply to any obligation which had accrued, and any environmental damage which had occurred, with respect to those lands or production facilities prior to such assignment, provided that such obligation shall not extend to the obligation to abandon any well on such lands.

13. INDEMNIFICATION

13.1 At any time a Royalty Owner holds the Royalty, Township shall indemnify the Royalty Owner and its servants, agents, contractors and employees against all actions, suits, claims, costs, demands and expenses (including legal fees on a solicitor-client basis) which may be brought against or suffered by The Royalty Owners, its servants, agents, contractors or employees or any of them or which it or any of them may sustain, pay or incur by reason of any matter or thing arising out of or in any way attributable to the operations carried on by or on behalf of Township and pursuant to this Procedure relating to the Leases or the Royalty Lands hereunder, except to the extent caused or contributed to by the Royalty Owners or any of its servants, agents, contractors or employees.

                                  Appendix "A"

ATTACHED TO AND FORMING PART OF AN AGREEMENT MADE AS OF THE 1ST DAY OF JUNE, 2005 BETWEEN TRIPLE 7 ENERGY INC., WEST PEAK VENTURES OF CANADA LTD., DR. MICHAEL RANGER, CANWEST PETROLEUM CORPORATION AND TOWNSHIP PETROLEUM CORPORATION

              LEASES                                              ROYALTY LANDS

                                  Appendix "B"

ATTACHED TO AND FORMING PART OF AN AGREEMENT MADE AS OF THE 1ST DAY OF JUNE, 2005 BETWEEN TRIPLE 7 ENERGY INC., WEST PEAK VENTURES OF CANADA LTD., DR. MICHAEL RANGER, CANWEST PETROLEUM CORPORATION AND TOWNSHIP PETROLEUM CORPORATION

                     1993 CAPL Form of Assignment Procedure

                                    ARTICLE I
                                   DEFINITIONS

1.01 In this Assignment Procedure, the following terms, when capitalized, shall have the meaning assigned to each below:

      (a) "Affiliate" - for the purposes of this Assignment Procedure, means a corporation or partnership that is affiliated with the party in respect of which the expression is being applied, and, for the purpose of this definition a corporation or partnership is affiliated with another corporation or partnership if it directly or indirectly controls or is controlled by that other corporation or partnership, and for the purpose of determining whether a corporation or partnership is so controlled, it shall be deemed that:

            (i) a corporation is directly controlled by another corporation or partnership if the shares of the corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are beneficially owned by that other corporation or partnership and the votes attached to those shares are sufficient, if exercised, to elect a majority of the directors of the corporation;

            (ii) a partnership is directly controlled by a corporation or other partnership if that corporation or partnership beneficially owns more than a 50% interest in the partnership;

            (iii) a corporation or partnership is indirectly controlled by another corporation or partnership if control, as defined above, is exercised through one or more other corporations or partnerships.

            Where two or more corporations or partnerships are affiliated at the same time with the same corporation or partnership, they shall be deemed to be Affiliates of each other.

      (b) "Agreement" - means the agreement to which this Assignment Procedure is attached and made a part.

      (c) "Assigned Interest" - means the interest in the Agreement which is the subject of an assignment and which is specified in a Notice of Assignment, but shall not include rights of the Assignor as operator.

      (d) "Assignee" - means the entity named in a Notice of Assignment as the Assignee.

      (e) "Assignment and Novation Agreement" - means an agreement by all parties to the Agreement and a party to whom an interest in the Agreement has been assigned where:

            (i) the assignee assumes the duties and obligations of the assignor for the Assigned Interest; and

            (ii) the assignor is released from its duties for the Assigned Interest; and

            (iii) the assignee is substituted as a party to the Agreement in the place of the assignor to the extent of the Assigned Interest.

      (f) "Assignor" - means the party to the Agreement named in a Notice of Assignment as the Assignor.

      (g) "Binding Date" - means the first day of the second calendar month following the month in which the Notice of Assignment is served in accordance with Article IV below.

      (h) "Notice of Assignment" - means a notice in the form entitled Notice of Assignment attached hereto as Appendix A.

      (i) "Third Party" - means the parties to the Agreement who are not the Assignor.

      (j) "Transfer Date" - means the effective date of the transfer of the Assigned Interest, as specified in the Notice of Assignment.

1.02 In this Assignment Procedure, when a numbered Clause or Article is referred to, that Clause or Article is of this Assignment Procedure.

                                   ARTICLE II
                   APPLICATION, CONDITIONS AND FORM OF NOTICE

2.01  (a)   A Notice of Assignment issued in accordance with this Assignment
            Procedure shall be used in place of an Assignment and Novation
            Agreement for assignments where the Agreement:

            (i)   requires parties to use; or

            (ii)  entities parties to request; or

            (iii) is silent as to the right of any party to request; or

            (iv)  an Assignment and Novation Agreement.

      (b) The Notice of Assignment shall be in the form indicated in Appendix A and shall be executed by the Assignor and the Assignee.

2.02 If there is a conflict between the Assignment Procedure and the provisions of the Agreement, the Assignment Procedure shall prevail.

2.03 If the Agreement requires each Third Party's consent to an assignment but does not specify a time within which each Third Party shall respond or shall be deemed to have responded, then consent of each Third Party to an assignment shall be deemed if it fails to reply within 20 days of receipt of a written request for consent.

2.04  (a)   If the Agreement is silent regarding rights of first refusal or consent from Third Party which relates to an Assigned Interest, then
            Assignor shall, by notice pursuant to Article IV:

            (i)   advise Third Party of:

                  -     its intention to make the disposition;

                  -     a description of the Assigned Interest; and

                  -     the identity of the proposed Assignee, and

            (ii) request Third Party's written consent to such disposition, which consent shall not be unreasonably withheld.

            Consent of each Third Party shall be deemed if it fails to reply to Assignor within 20 days of receipt of the written request for consent.

      (b)   Clause 2.04 (a) shall not apply in the following instances, namely:

            (i) an assignment made by way of security for present or future indebtedness, or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issuance of the bonds or debentures of a corporation, or the performance of the obligations of a guarantor under a guarantee, provided that in the event the security is enforced by a sale or foreclosure, Clause 2.04(a) shall apply; or

            (ii) an assignment to an Affiliate, or in consequence of a merger or amalgamation with another corporation or pursuant to an assignment made by a party of its entire interest in the Agreement to a corporation in return for shares in that corporation or to a registered partnership in return for an interest in that partnership; or

            (iii) an assignment is required within the terms of the Agreement
                  (such as, but not limited to, abandonment, forfeiture or surrender).

2.05 An assignment of an Assigned Interest shall (subject to Clause 2.06) be effective against Third Party on the Binding Date if:

      (a) all prohibitions, limitations or conditions (such as, but not limited to, a right of first refusal or a requirement for' prior consent from Third Party) applying to the Assigned Interest have been complied with and satisfied pursuant to the Agreement, or waived by Third Party, including, if applicable, compliance with Clauses 2.03 and 2.04; and

      (b) following compliance with Clause 2.05(a), a Notice of Assignment is served on Third Party in accordance with Article IV.

2.06  (a)   A Third Party who objects to the Notice of Assignment on the basis of a failure to comply with Clause 2.05 may, prior to the Binding
            Date, notify (pursuant to Article IV) Assignor and Third Party of its objections.

      (b) If a notice of objection is served pursuant to Clause 2.06(a), the Notice of Assignment to which the notice of objection relates will be of no effect.

      (c) If a Third Party does not object pursuant to Clause 2.06(a), the Notice of Assignment will be effective for purposes of Article III, but each Third Party will retain all other rights or remedies arising as a consequence of the failure of Assignor to comply with Clause 2.05, including (without limitation), rights to seek damages for breach of the Agreement and rights to seek specific performance of a right of first refusal.

                                   ARTICLE III
                 ASSIGNMENT, ASSUMPTION AND DISCHARGE BY NOTICE

3.01  If a Notice of Assignment has become effective in accordance with Clauses
      2.05 or 2.08, then Assignor, Assignee and Third Party shall have agreed that:

      (a) Subject to Clause 3.01(d), Assignor and Assignee shall have acknowledged and represented that the Assignor has transferred, assigned and conveyed the Assigned Interest to Assignee as of the Transfer Date.

      (b) Subject to Clause 3.01(d), Assignee shall replace Assignor as a party to the Agreement with respect to the Assigned Interest on and after the Transfer Date.

      (c) Only insofar as Third Party is concerned, notwithstanding the terms and provisions in the "Transfer Agreement" referenced in the Notice of Assignment:

            (i) Subject to Clause 3.01(d), Assignee shall assume and be bound by, observe and perform all terms, obligations and provisions in the Agreement with regard to the Assigned Interest at all times on or after the Transfer Date,

            (ii) Assignor shall retain and be entitled to all rights, benefits and privileges under the Agreement with respect to the Assigned Interest at all times prior to the Transfer Date, and

            (iii) Subject to Clause 3.01(d), Assignee shall assume and be entitled to all rights, benefits and privileges under the Agreement with respect to the Assigned Interest at all times on and after the Transfer Date.

      (d) In all matters relating to the Assigned Interest subsequent to the Transfer Date and prior to the Binding Date, Assignor acts as trustee for and duly authorized agent of Assignee, and Assignee, for the benefit of Third Party, ratifies, adopts and confirms all acts or omissions of the Assignor in such capacity as trustee and agent. Third Party agrees to recognize and accept Assignor as trustee and agent for Assignee.

      (e)   On and after the Transfer Date, Third Party:

            (i) releases and discharges Assignor from the observance and performance of all terms and covenants of the Agreement and all obligations and liabilities which arise or occur on or after the Transfer Date under the Agreement with respect to the Assigned Interest; and

            (ii) does not release and discharge Assignor from any obligation or liability which had arisen or accrued prior to the Transfer Date or which does not relate to the Assigned Interest.

      (f) Subject to the terms and provisions of the "Transfer Agreement" referenced in the Notice of Assignment, Assignee on and after the Transfer Date:

            (i) releases and discharges Assignor from the observance and performance of all terms and covenants of the Agreement and all obligations and liabilities which arise or occur on or after the Transfer Date under the Agreement with respect to the Assigned Interest; and

            (ii) does not release and discharge Assignor from any obligation or liability which had arisen or accrued prior to the Transfer Date or which does not relate to the Assigned Interest.

      (g) The address of Assignee for the purposes of the Agreement and the serving of notices under it shall be the address stated for Assignee in the Notice of Assignment.

      (h) The Agreement shall continue in full force and effect from and after the Transfer Date with Assignee made a party thereto to the extent of the Assigned Interest, subject to Clause 3.01(d). The Agreement is amended as necessary to give effect to the Notice of Assignment and, as so amended, is ratified and confirmed by each party.

3.02 In no event shall errors, inaccuracies or misdescriptions in a Notice of Assignment have any effect on the Third Party or the interests of Third Party in the Agreement, even if Third Party has knowledge of an error, inaccuracy or misdescription.

3.03 Assignor and Assignee shall be solely responsible for any adjustment between themselves with respect to the Assigned Interest as to revenues, benefits, costs, obligations or indemnities which accrue prior to Binding Date.

                                   ARTICLE IV
                               SERVICE OF NOTICES

4.01 All notices and Notices of Assignment (herein called "notices") required or permitted by the terms of this Assignment Procedure shall be in writing, subject to the provisions of this Article. This Article applies only to notices served pursuant to this Assignment Procedure. Any notice to be given under this Assignment Procedure shall be deemed to be served properly if served in any of the following modes:

      (a) personally, by delivering the notice to the party on whom it is to be served at that party's address for service. Personally served notices shall be deemed received by the addressee when actually delivered as aforesaid, if such delivery is during normal business hours, on any day other than a Saturday, Sunday or statutory holiday. If a notice is not delivered during normal business hours, such notice shall be deemed to have been received by such party at the commencement of the day next following the date of delivery, other than a Saturday, Sunday or statutory holiday; or

      (b) by telecopier or telex (or by any other like method by which a written and recorded message may be sent) directed to the party on whom it is to be served at that party's address for service (however, an original executed copy of a Notice of Assignment shall subsequently be provided to all addressees without delay). A notice so served shall be deemed received by the respective addressees: (i) when actually received by them, if received within the normal business hours on any day other than a Saturday, Sunday or statutory holiday; or (ii) at the commencement of the next ensuing business day following transmission thereof if such notice is not received' during such normal business hours; or

      (c) by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the party on wham it is to be served at that party's address for service. Notices so served shall be deemed to be received by the addressees at noon, local time, on the earlier of the actual date of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays) following mailing. However, if postal service is interrupted or operating with unusual or imminent delay, notice shall not be served by such means during such interruption or period of delay.

4.02 The addresses for service of a notice pursuant to this Assignment Procedure shall be as set out (and amended from time to time) in the Agreement.

                                                                    CAPL. - 1993

               (Appendix A to the 1993 CAPL ASSIGNMENT PROCEDURE)

                              NOTICE OF ASSIGNMENT

                 (For reference only: general land description)

WHEREAS, by agreement ('Transfer Agreement") dated ____________, (full name of Assignor[s]), as Assignor, transferred and conveyed effective ____________ ("Transfer Date') an interest in property as more fully described below to _____________ (full name of Assignee[s]), as Assignee ; and

WHEREAS, Assignor and one or more parties ("Third Party") are subject to and bound by that certain __________________ agreement dated _____________, made between, by or among ___________________________________________________ as may
have been amended, affecting the land or property therein described ("Master Agreement"); and

WHEREAS, in accordance with the terms and provisions of the Master Agreement, Assignor and Assignee intend to serve notice to Third Party to the Master Agreement of the transfer and conveyance as described in the Transfer Agreement.

NOW, THEREFORE, THIS NOTICE OF ASSIGNMENT WITNESSES THAT in consideration of the mutual advantages to the parties hereto, notice is hereby given, as follows:

1.    Assignor (specify proportions if more than one Assignor):





2. Assignee (specify proportions if more than one Assignee and include address for service of notice pursuant to Master Agreement):

3.    Current Third Party to Master Agreement:






4.    Assigned Interest: (Check A or B below):

      ___ A. Transfer Agreement covers _____% of Assignor's entire undivided right, title and interest in the Master Agreement but shall not include rights of the Assignor as operator("Assigned Interest"); OR

      ___ B. Transfer Agreement covers a portion of Assignor's right, title and interest in the Master Agreement but shall not include rights of the Assignor as operator ("Assigned Interest"). In the event Alternative B is checked, the following is the legal description of all lands and interests transferred and conveyed in the Transfer Agreement (attach schedule if more space is needed):







5. Subject to Clause 7 of this Notice of Assignment, Assignor and Assignee, in accordance with the terms of the Transfer Agreement, acknowledge that :

      (i) Assignor has transferred and conveyed the Assigned Interest to the Assignee as of the Transfer Date; and

      (ii) Assignee agrees to replace Assignor, on and after the Transfer Date, as a party to the Master Agreement with respect to the Assigned Interest; and

      (iii) Assignee agrees to be bound by and observe all terms, obligations and provisions in the Master Agreement with respect to the Assigned Interest on and after the Transfer Date.

6. Subject to the terms and provisions of the Transfer Agreement, Assignee on and after the Transfer Date:

      (i) discharges and releases the Assignor from the observance and performance of all terms and covenants in the Master Agreement and any obligations and liabilities which arise or occur under the Master Agreement with respect to the Assigned Interest, and

      (ii) does not release and discharge the Assignor from any obligation or liability which had arisen or accrued prior to the Transfer Date or which does not relate to the Assigned Interest.

7. Assignee and Assignor agree that in all matters relating to the Master Agreement with respect to the Assigned Interest, subsequent to the Transfer Date and prior to the Binding Date, Assignor acts as trustee for and duly authorized agent of the Assignee and Assignee, for the benefit of the Third Party, ratifies, adopts and confirms all acts or omissions of the Assignor in such capacity as trustee and agent.

8. This Notice of Assignment shall become binding on all parties to the Master Agreement on the first day of the second calendar month following the month this notice is served on Third Party in accordance with the terms of the Master Agreement ("Binding Date'). In addition, Assignor and Assignee agree that they shall be solely responsible for any adjustment between themselves with respect to the Assigned Interest as to revenues, benefits, costs, obligations or indemnities which accrue prior to the Binding Date.

9. Assignor represents and certifies that this Notice of Assignment and its service are in compliance with all the terms and provisions of the Master Agreement.

      IN WITNESS WHEREOF this Notice of Assignment has been duly executed by the Assignor and Assignee on the date indicated for each below:

Assignor                                     Assignee

Per:                                         Per:
      ------------------------------               ---------------------------

Per:                                         Per:
      ------------------------------               ---------------------------

Date:                                        Date:
       -----------------------------                --------------------------

           (This Schedule consists of ____ pages including this page)